Exhibit 99.4

[LOGO OF AMERICAN VANGUARD CORPORATION]

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD TO ACQUIRE ANIMAL HEALTH PRODUCT LINE

Newport Beach, CA – November 20, 2003 – American Vanguard Corp. (AMEX:AVD) today announced that AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of the Company, has signed a definitive agreement to acquire certain assets related to the active ingredient dichlorvos (“DDVP”) used in the animal health business and marketed primarily under the trade name Nuvan® from Novartis Animal Health, Inc., a business unit of Novartis AG (NYSE:NVS). The terms of the transaction, which is expected to close by the end of the year, were not disclosed.

The business sells product in over 30 countries, excluding the U.S. Amvac will continue to market Nuvan through the existing customer base established by Novartis. Nuvan is used primarily for animal health to control flies and ecto-parasites. Since 1975, AMVAC has manufactured a technical form of DDVP, used primarily in specialty markets as a broad-spectrum household and specialty insecticide. DDVP products are highly effective in controlling, in enclosed spaces, a wide variety of pests, including mosquitoes, flies, and cockroaches. These pests cause serious disease in humans and animals, and pose a threat to food supplies, such as stored grain, milk, and packaged and bagged food. The importance of DDVP products to the public is increasing with the recent emergence and reemergence of infectious diseases that are vector-borne, such as West Nile Virus, dengue fever, and malaria, among many others. AMVAC has been the primary generator of data to support the registration of DDVP products worldwide, as well as the primary data holder for DDVP since 1975.

The Company expects to begin selling the acquired products in the first quarter of 2004.

Eric Wintemute, President and CEO of American Vanguard, stated, “Since we currently sell DDVP for specialty use, this product is an excellent fit with our current portfolio. Nuvan expands both our animal health segment as well as our international sales of DDVP. We expect to generate approximately $5 million in sales of Nuvan in the first year, and anticipate building upon that figure as we develop customer relationships. This acquisition is our third transaction of 2003, and reflects our continued focus on acquiring niche product lines from larger companies in our industry.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2003, American Vanguard was recognized as one of Business Week’s Hot Growth Companies (#94), Fortune Small Business’ America’s 100Fastest Growing Small Companies (#35) and Forbes’ Hot Shots: 200 Up and Coming Companies (#23). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

The Company, from time-to-time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
Glen Johnson, Senior Vice President of AMVAC		lbarbera@equityny.com
(949) 260-1200		(212) 836-9610
Loren G. Mortman
(212) 836-9604

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